EXHIBIT 3


                             NOTE PURCHASE AGREEMENT


     THIS NOTE PURCHASE AGREEMENT (this "Agreement") is made as of October 29, 2002 by and among ICU Medical, Inc., a Delaware corporation ("Buyer") and the entities and individuals listed under "Note Sellers" on the signature pages of this Agreement (collectively, "Sellers" and each individually, a "Seller").

                                    RECITALS

     A. Bio-Plexus, Inc., a Delaware corporation (the "Company"), has issued and sold Senior Subordinated 7% Non-Convertible Promissory Notes of the Company in the aggregate principal amount of $2,499,999.00 (the "Notes").

     B.   Each Seller holds the amount of principal of the Notes listed on
Schedule 2.1 opposite each Seller's name.

     C. Sellers desire to sell, and Buyer desires to purchase, all of the Notes, subject to the terms and conditions set forth in this Agreement.

     D. Under the terms of a Securities Purchase Agreement of the same date as this Agreement (the "Securities Purchase Agreement") between Buyer and Persons listed under "Sellers" on the signature pages of the Securities Purchase Agreement ("Securities Sellers"), Buyer has agreed to purchase, and Securities Sellers have agreed to sell, 9,695,961 shares of common stock, $0.001 par value (the "Common Stock"), of the Company and warrants to purchase 1,294,788 shares of the Company's Common Stock having an initial exercise price (subject to adjustment) of $2.28 per share, for an aggregate purchase price of $6,404,666.80 (the Common Stock and warrants being referred to as the "Securities").

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Beneficial Owner" -- has the meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

     "Best Efforts" -- commercially reasonable best efforts (whether or not capitalized in this Agreement).

     "Buyer" -- as defined in the Preamble.

     "Closing" -- as defined in Section 2.3.

     "Closing Date" -- the date and time that the Closing takes place.

     "Common Stock" -- as defined in Recital D.

     "Company" - as defined in Recital A.

     "ComVest" - ComVest Venture Partners, L.P., a Delaware limited partnership.

     "Contracts" -- as defined in Section 3.4.

     "Delegated Actions" -- as defined in Section 5.4.

     "Notes" -- as defined in Recital A.

     "Organizational Documents" -- (a) the articles or certificate of incorporation or association and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of association or certificate of formation and the bylaws or the limited liability company or operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any entity; and (f) any amendment to any of the foregoing.

     "Person" -- an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

     "Securities" -- as defined in Recital D.

     "Securities Act"-- the Securities Act of 1933, as amended.

     "Securities Purchase Agreement" -- as defined in Recital D.

     "Securities Sellers" -- as defined in Recital D.


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


     "Sellers" and "Seller" -- as defined in the Preamble.

2.   PURCHASE; CLOSING

     2.1 PURCHASE OF NOTES. On the basis of the representations, warranties and agreements set forth herein, and upon the terms and conditions set forth in this Agreement, at the Closing, each Seller shall sell all the Notes listed opposite Seller's name on Schedule 2.1 to Buyer, and Buyer shall purchase all the Notes from Sellers, provided, however, that Buyer shall not be obligated to purchase any Notes unless all of the Notes are sold and delivered to Buyer.

     2.2  PURCHASE PRICE AND PAYMENT.

          (a) The aggregate purchase price to be paid at the Closing for all the Notes shall equal $2,499,999.00, and the purchase price to be paid at the Closing to each Seller for such Seller's Notes shall be the amount set forth opposite such Seller's name on Schedule 2.1.

          (b) At the Closing, Buyer shall pay all the amounts required by
Section 2.2(a) in United States Dollars by an individual wire transfer to the account of each Seller as designated by such Seller.

     2.3 CLOSING. The purchase and sale of the Notes (the "Closing") will take place at the offices of Commonwealth Associates, L.P., 830 Third Avenue, New York, New York, at 10:00 a.m. local time on October 31, 2002 or such later date as all of the conditions in Sections 7 and 8 are satisfied, or at such other time and place as Buyer and Sellers may agree. Subject to Section 9, the failure to complete the Closing on the date and at the time and place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller severally, but not jointly, represents and warrants to Buyer that:

     3.1 ORGANIZATION AND GOOD STANDING. Each Seller, other than an individual, is, and at the Closing Date will be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization applicable to its particular type of business organization, with full power and authority to carry on its business and to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to sell, transfer and deliver the Notes pursuant to Section 2 in the manner provided therein.


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


     3.2  AUTHORIZATION; AUTHORITY.

          (a) The execution and delivery by each Seller, other than an individual, of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Seller's board of directors or similar governing body. No other corporate or other proceedings on the part of such Seller is necessary to authorize this Agreement and the transactions contemplated hereby.

          (b) Each Seller who is an individual has full power and authority without the consent or approval of any other Person to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to sell, transfer and deliver the Notes pursuant to Section 2 in the manner provided therein.

     3.3 DUE EXECUTION; VALID AND BINDING AGREEMENT. This Agreement has been duly and validly executed and delivered by each Seller and, assuming the valid execution by the Buyer, constitutes a legal, valid and binding agreement of each Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles. Except as identified in Schedule 3.3, no filing with, and no permit, authorization, consent or approval of any public body or authority is necessary for the consummation by any Seller of the transactions contemplated by this Agreement.

     3.4 NO BREACH OR VIOLATION. Neither the execution and delivery by any Seller of this Agreement, nor the consummation by any Seller of the transactions contemplated hereby will: (i) conflict with, or result in a violation or breach of, or constitute a default under, require any notice under or result in the creation of any lien or encumbrance upon any of the Notes or any of the assets of the Company pursuant to the terms of any provision of any Seller's Organizational Documents or any contract, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement to which any Seller is a party or by which any Seller or any of the Notes or any of the assets of any Seller is bound, whether written or oral (collectively, "Contracts"); (ii) except as set forth in Schedule 3.4, require the consent or approval of any third party, or in the absence of the consent of any third party, result in the loss of any rights or benefits under any Contract either automatically or at the election of any third party; (iii) violate any judgment, order, permit, injunction, writ, decree or award of any court or any regulatory or governmental authority against or binding upon any Seller or any assets of any Seller or any of the Notes; or (iv) assuming that all filings, permits, authorizations, consents, and approvals have been duly made or obtained pursuant to the legal requirements identified in
Schedule 3.4, constitute a violation by any Seller of, or either automatically or at the election of any third party result in the loss of any rights or benefits under, any statute, law, rule, ordinance or regulation of any regulatory or governmental authority.


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


     3.5 FEES OR COMMISSIONS. Except as set forth on Schedule 3.6, no Seller has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders' fees or other similar payments in connection with any of the transactions contemplated by this Agreement.

     3.6 TITLE TO NOTES. Each Seller is the sole legal and Beneficial Owner and holder of all of the Notes listed opposite such Seller's name on Schedule 2.1, and Buyer will acquire good and marketable title to all the Notes listed opposite such Seller's name on Schedule 2.1, free and clear of any security, interest, claim, lien or encumbrance.

     3.7 FULL DISCLOSURE. No representation or warranty of any Seller in this Agreement and no statement in any Schedule omits to state a material fact necessary to make any of the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as follows:

     4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to carry on its business and to enter into and carry out the terms of this Agreement.

     4.2 AUTHORIZATION. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer in accordance with Delaware law and the Organizational Documents of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the valid execution by each of the Sellers, constitutes a legal, valid and binding agreement, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles. No filing with, and no permit, authorization, consent or approval of any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

     4.3 NO BREACH OR VIOLATION. Neither the execution and delivery by Buyer of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with, or result in a violation or breach of, constitute a default under or require any notice under any provision of the Organizational Documents of Buyer, or any material contract, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, permit, license, injunction, writ, decree or award of any court or any regulatory or governmental authority against, or binding upon, Buyer or any of its assets; or (iii) constitute a violation by Buyer of any statute, law, rule, ordinance or regulation of any regulatory or governmental authority.

     4.4 INVESTMENT INTENT. Buyer is acquiring the Notes for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     4.5 FEES AND COMMISSIONS. Neither Buyer nor any of its affiliates has incurred any liability for any investment banker fees, brokerage fees, commissions, finders' fees or other similar payments in connection with any of the transactions contemplated by this Agreement.

5.   COVENANTS OF SELLERS

     5.1 CONSENTS. Before the Closing, Sellers shall use their best efforts to obtain the consents of all Persons that are identified or required to be identified in Schedule 3.4 (if any).

     5.2 PUBLIC ANNOUNCEMENTS. After the Closing, Buyer intends to issue a joint public announcement with the Company of the transactions contemplated by this Agreement. Any other public announcement or similar publicity with respect to this Agreement or any of the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer and the Company mutually determine; provided, however, that Sellers shall be entitled to pre-approve any public announcement if Sellers are specifically identified therein. Unless consented to by Buyer in advance, before the Closing, Sellers shall keep this Agreement and the transactions it contemplates strictly confidential and shall not make any disclosure of this Agreement or the transactions it contemplates to any Person except for such disclosure as is required by law or regulation.

     5.3 NO ENCUMBRANCES. Until such time, if any, as this Agreement is terminated pursuant to Section 9, no Seller shall sell, transfer, convey or encumber or agree to sell, transfer, convey or encumber any Notes to any person (other than Buyer or Buyer's affiliates).

     5.4  APPOINTMENT OF COMVEST.

          (a) Each Seller acknowledges that this Agreement provides that ComVest may act on behalf of Sellers with respect to certain matters and hereby irrevocably designates and appoints ComVest as the agent and representative of such Seller with authority to act on such Seller's behalf with respect to any matter as to which this Agreement provides that ComVest may act on behalf of Sellers ("Delegated Actions") and hereby acknowledges that ComVest shall be the only Person authorized to take any Delegated Action on behalf of such Seller. Each Seller shall be bound by any and all actions taken by ComVest on such Seller's behalf.

          (b) Buyer shall be entitled to rely upon any communication or writings given or executed by ComVest with respect to Delegated Actions as binding all Sellers and their successors, assigns, heirs and spouses and will not be bound or put on notice by any communications from any Seller.

          (c) Without limiting the foregoing, each Seller: (i) agrees that (A) all notices to be sent to Sellers pursuant to this Agreement may be addressed to ComVest, (B) any notice so sent shall be deemed notice to all Sellers and (C) Sellers hereby consent and agree that ComVest is authorized to accept notice on behalf of Sellers; and (ii) each Seller hereby irrevocably appoints ComVest as the lawful agent of such Seller and its successor to receive and forward on their behalf service of all necessary processes (including service in the manner provided in Section 10.12) in any action, suit, or proceeding arising under or in any way relating to this Agreement, any of the transactions contemplated hereby or any of their subject matter and that may be brought against any Seller or its successor in any court (including federal courts), and such service of process or notice received thereof by ComVest will have the same force and effect as if served upon such Seller or its successor.

     5.5 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Sellers shall use their best efforts to cause the conditions in Section 7 to be satisfied.

     5.6 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, Sellers shall be responsible for and shall pay all of their costs and expenses in connection with this Agreement or the transactions contemplated hereby, including investment bankers', attorneys', accountants' and consultants' fees and expenses and travel expenses. None of such expenses shall be charged to or paid by the Company. Before the Closing, Sellers shall reimburse the Company for any their expenses that have been charged to or paid by the Company.

6.   COVENANTS OF THE BUYER

     6.1 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, Buyer shall be responsible for and shall pay or cause an affiliate to pay all costs and expenses incurred by Buyer or its affiliates in connection with this Agreement and the transactions contemplated hereby, including investment bankers', attorneys', accountants' and consultants' fees and travel expenses.


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


     6.2 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer shall use its best efforts to cause the conditions in Section 8 to be satisfied.

7.   CONDITIONS TO OBLIGATION OF BUYER

     The obligation of Buyer to purchase the Notes is subject to the satisfaction on or before the Closing of each of the following conditions, any of which may be waived by Buyer, in whole or in part in its sole discretion:

     7.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. All representations and warranties of Sellers contained in this Agreement and the information in the Schedules shall be true and correct in all material respects on the Closing Date with the same effect as though made at such date without giving effect to any supplement to the Disclosure Schedule.

     7.2 COVENANTS OF SELLERS. Sellers shall have performed in all material respects all covenants required by this Agreement to be performed by them on or before the Closing.

     7.3 DELIVERY OF DOCUMENTS. Buyer shall have received the consents of all Persons that are identified or required to be identified in Schedule 3.4 (if any).

     7.4 INJUNCTIONS. None of Buyer, Sellers, the Company or any of their affiliates shall be subject to any order, decree or injunction of any court or agency of competent jurisdiction which prevents or delays the consummation of any of the transactions contemplated by this Agreement.

     7.5 PURCHASE OF SECURITIES. Securities Sellers shall have sold the Securities to Buyer pursuant to the Securities Purchase Agreement.

     7.6 CERTIFICATES. Buyer shall have received such certificates of officers of the Company or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7 as Buyer may reasonably request.

8.   CONDITIONS TO OBLIGATIONS OF SELLERS

     The obligations of Sellers to sell the Notes to Buyer are subject to satisfaction on or before the Closing of the following conditions, any of which may be waived by ComVest on behalf of all of the Sellers, in whole or in part in the sole discretion of ComVest:


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


     8.1 REPRESENTATIONS AND WARRANTIES OF BUYER. All representations and warranties of Buyer contained in this Agreement shall be true in all material respects on the Closing Date with the same effect as though made at such date.

     8.2 COVENANTS OF BUYER. Buyer shall have performed in all material respects all of its covenants required by this Agreement to be performed by Buyer on or before the Closing.

     8.3 INJUNCTIONS. None of Buyer, Sellers, the Company or any of their affiliates shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which prevents or delays the consummation of any of the transactions contemplated by this Agreement.

     8.4 CERTIFICATES. Buyer shall have furnished Sellers with certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8 as ComVest may reasonably request.

9.   TERMINATION

     9.1 TERMINATION EVENTS. This Agreement may be terminated by written notice given before the Closing:

          (a) by Buyer, if a material breach of any provision of this Agreement has been committed by any Seller and such breach has not been waived or, if such breach is curable, cured within seven days of written notice of such breach;

          (b) by ComVest acting on behalf of each of the Sellers, if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived or, if such breach is curable, cured within seven days of written notice of such breach;

          (c) by mutual consent of Buyer and ComVest, acting on behalf of each of the Sellers;

          (d) by Buyer, if the Closing has not occurred on or before November 1, 2002; or

          (e) by ComVest, acting on behalf of each of the Sellers, if the Closing has not occurred on or before November 1, 2002

     9.2  EFFECT OF TERMINATION. Buyer's or ComVest's right of termination under
Section 9.1 is in addition to any other rights any party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the


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


parties under this Agreement will terminate, except that the obligations in Sections 5.2, 5.4, 5.6, 6.1, 9.2, and 10, will survive. However, if this Agreement is terminated by a party because of a breach of the Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of another party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.  MISCELLANEOUS

     10.1 HEADINGS. Section and other headings contained in this Agreement are included solely for convenience and reference and shall not affect in any way the meaning or interpretation of this Agreement.

     10.2 GOVERNING LAW. The validity, construction and interpretation of this Agreement, all disputes among the parties arising out of this Agreement or the transactions contemplated hereby, and all matters related to but not covered by this Agreement shall be governed by the law of the State of New York.

     10.3 ENTIRE AGREEMENT. This Agreement, including any exhibits, schedules and the certificates delivered and to be delivered pursuant to this Agreement (which are incorporated into this Agreement by this reference and are made a part hereof) embody the entire agreement and understanding between and among the parties pertaining to their subject matter, and supersede all prior and contemporaneous agreements, understandings, negotiations, representations and discussions, whether written or oral, pertaining to their subject matter.

     10.4 ASSIGNMENT. Neither this Agreement nor any rights or obligations under this Agreement may be assigned, hypothecated or otherwise transferred by any party without the prior written consent of ComVest on behalf of all of the Sellers, for an assignment by Buyer, or Buyer, for any assignment by Sellers, provided that Buyer may assign this Agreement or any rights under this Agreement to another entity that is controlled by, controls or is under common control with Buyer if Buyer remains obligated after the date of such assignment to guarantee all payment and performance obligations of the assignee hereunder. Any assignment by a party of rights under this Agreement that does not conform strictly with the provisions of this Section 10.4 shall be null and void and shall not vest in any assignee any rights as against a non-assigning party.

     10.5 BINDING EFFECT. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.


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


     10.6 PARTIES IN INTEREST. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties to this Agreement, any right or remedy under or by reason of this Agreement.

     10.7 NOTICES. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the Person to which it is directed, or when the period set forth below expires (whether or not it is actually received):

          (a) if transmitted by telecopier, telex or facsimile transmission ("fax"), 24 hours after (i) transmission to the Person's fax number set forth below, with the Person's name and address set forth below clearly shown on the page first transmitted, and (ii) receipt by the transmitting Person of written confirmation of successful transmission, which confirmation may be produced by the transmitting Person's equipment;

          (b) if deposited in the United States Mail, postage prepaid, and addressed to the Person to receive it as set forth below 48 hours after such deposit; or

          (c) if sent by Federal Express, or a similar delivery service in general usage for delivery to the address of the Person to receive it as set forth below, 24 hours after the delivery time promised by the delivery service:

              If to Buyer:

              ICU Medical, Inc.
              951 Calle Amanacer
              San Clemente, California  92673
              Attention:  Francis J. O'Brien
              Fax No. (949) 366-4264


              With a copy to:

              Heller Ehrman White & McAuliffe LLP
              601 S. Figueroa Street
              Los Angeles, California 90017
              Attention: Stephen E. Newton, Esq.
              Fax No.  (213) 614-1868


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


              If to the Sellers:

              ComVest Venture Partners, L.P.
              830 Third Avenue
              New York, New York  10022
              Attention: Anthony Giardina
              Fax No. (212) 829-5968

              With a copy to:

              Carl Kleidman
              830 Third Avenue
              New York, New York  10022
              Fax No. (212) 829-5928


or to such other address as a Person to whom notice is to be given has furnished to the other Persons listed above in the manner provided above.

     10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute a single agreement.

     10.9 AMENDMENT AND WAIVER. This Agreement may not be amended except by an instrument in writing signed on behalf of all parties. At any time before the
Closing: (i) Buyer may extend the time for the performance of any of the obligations or other acts of Sellers or waive compliance with any of the agreements of Sellers or with any conditions to its own obligations; (ii) ComVest, acting on behalf of Sellers, may extend the time for the performance of any of the obligations or other acts of the Buyer or waive compliance with any of the agreements of the Buyer or with any conditions to Sellers' obligations. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided, nor shall any forbearance by a party to seek a remedy for noncompliance or breach by another party be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

     10.10 SEVERABLE PROVISIONS. If any provision of this Agreement is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

     10.11 RULES OF CONSTRUCTION. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it


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


together and not strictly for or against any party. References in this Agreement to Sections and Schedules are to Sections and Schedules of this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation."

     10.12 NON-EXCLUSIVE CONSENT TO JURISDICTION. Each of the parties hereto:
(i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or the courts of the State of New York located in the County of New York with respect to any and all disputes arising out of: (A) this Agreement, including the validity construction and interpretation hereof and thereof and the rights and remedies of the parties hereunder; (B) any of the transactions contemplated by this Agreement; and (C) any matters related to but not covered hereby, in each case to the extent such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that service of process in any such suit, action or proceeding may be effected by notice by any of the means provided in Section 10.7 and, in the case of service of process on any Seller, by notice to ComVest; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

     10.13 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM WITH RESPECT TO ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.


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


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

BUYER:                                   ICU Medical, Inc.


                                         By /s/ George Lopez
                                           --------------------------------
                                         Title Chief Executive Officer
                                               ----------------------------


NOTE SELLERS:                            ComVest Venture Partners, L.P.



                                         By /s/ Joseph P. Wynne
                                           --------------------------------
                                         Title Chief Financial Officer
                                               ----------------------------

                                         /s/ Robert Priddy
                                         ----------------------------------
                                                   Robert Priddy


                                         RMC Capital Partners



                                         By /s/ Robert Priddy
                                           --------------------------------
                                         Title Chairman
                                               ----------------------------

                                         Noam and Geraldine Gottesman

                                         /s/ Noam Gottesman
                                         ----------------------------------
                                                   Noam Gottesman

                                         /s/ Geraldine Gottesman
                                         ----------------------------------
                                                   Geraldine Gottesman



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

                                         /s/ Carol Hill, Trustee
                                         ----------------------------------
                                                   Aaron David Trust TTEE
                                                   Carol Hill Trust


                                         Harvard Investments, Inc.


                                         By /s/ Craig Krumwiede
                                           --------------------------------
                                         Title President
                                               ----------------------------

                                         /s/ Douglas Levine
                                         ----------------------------------
                                                   Douglas Levine


                                         RFJM Partners, LLC


                                         By /s/ Jeff Markowitz
                                           --------------------------------
                                         Title Managing Member
                                               ----------------------------

                                         /s/ Daniel Och
                                         ----------------------------------
                                                   Daniel Och


                                         Chesed Congregation of America


                                         By /s/ Jacob Safier
                                           --------------------------------
                                         Title President
                                               ----------------------------


                                         Shea Ventures, LLC


                                         By /s/ Edmund Shea
                                           --------------------------------
                                         Title Manager
                                               ----------------------------

                                         Lay Ventures

                                         By /s/ B. Allen Lay
                                           --------------------------------
                                         Title General Partner
                                               ----------------------------

                                         /s/ Scott Tepper
                                         ----------------------------------
                                                   Scott Tepper

                                         /s/ Brian Herrman
                                         ----------------------------------
                                                   Brian Herrman

                                         /s/ John Metz
                                         ----------------------------------
                                                   John Metz

                           SCHEDULE 2.1 - NOTES OWNED


                                            PRINCIPAL AMOUNT OF NOTES
        SELLER'S NAME                            OWNED/PURCHASE PRICE
        -------------                      ------------------------------

ComVest Venture Partners, L.P.                       $1,060,000
Robert Priddy                                        $  333,333
RMC Capital LLC                                      $  333,333
Noam & Geraldine Gottesman                           $  100,000
Aaron  David  Trust TTEE Carol
Hill Trust                                           $  100,000
Harvard Investments, Inc.                            $   33,333
Douglas Levine                                       $   33,333
RFJM Partners, LLC                                   $   70,000
Daniel Och                                           $  100,000
Chesed Congregation of America                       $  100,000
Shea Ventures, LLC                                   $  183,333
Lay Ventures LP                                      $   16,667
Scott Tepper                                         $   16,667
Brian Herrman                                        $    3,333
John Metz                                            $   16,667
                                                     ----------
            TOTAL                                    $2,499,999
                                                     ==========

                       SCHEDULE 3.3 - DUE EXECUTION, ETC.


None.

                 SCHEDULE 3.4 - NO BREACH OR VIOLATION; CONSENTS


None.

                       SCHEDULE 3.5 - FEES OR COMMISSIONS


None.